Exhibit 99.1

NEWS RELEASE

Date:	February 23, 2005
FOR IMMEDIATE RELEASE

Contact:	Cheryl Moll
XETA Technologies
(918) 664-8200

XETA TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS

Broken Arrow, OK - XETA Technologies (NASDAQ: XETA) today announced fiscal 2005 first-quarter earnings of $0.078 million, or $0.01 per share diluted, on revenues of $13.9 million for the period ending January 31, 2005.  These figures compare to revenues of  $16.9 million with earnings of $0.06 per share diluted for the first quarter of fiscal 2004.

According to Jack Ingram, CEO, “Revenues for the quarter, while down from our strong first quarter of fiscal 2004, were essentially at the run rates we experienced for the last three quarters of that year.  Earnings were slightly below our target range of $0.02 to $0.05 cents, but were generally in line with our expectations.  I am very pleased with our year-over-year increase in services revenues, driven by an 18% increase in the recurring portion of this all-important revenue stream.  This is a strong early indication that we are seeing the expected success in the startup of our Nortel initiative.”

“The first quarter was one of significant operational achievements,” stated Larry Patterson, Executive Director of Operations.   “The $1.2 million multi-site installation project for MARTA is approximately one-third complete.  This high profile and complex series of systems installations and/or moves, along with the related customer training is progressing very well.  The excellent results to date attest to the maturity of our technical expertise with the Nortel product portfolio.”

“In addition, we continue to expand the branch model of operations, which we initiated one year ago.  The Seattle branch has recently expanded into southern California, which is the first step in extending the Seattle branch model throughout the entire west coast.  During the quarter, we also opened a branch office in Denver, Colorado and established the sales and service expertise required to effectively compete in that market.  We now have three branch models in operation, Tulsa, Seattle and Denver and we continue to evaluate additional market opportunities,” added Patterson.

According to Ingram, “Due to the heavy investments we have made in the buildup of our Nortel sales force, coupled with the aggressive expansion of our branch operations, earnings are expected to remain in this low to mid single digit range until traction is achieved.  We expect this traction by mid fiscal 2005 and remain confident in our published guidance for earnings of $0.20 cents for the year.”

XETA Technologies will host a conference call to discuss fiscal 2005 first-quarter results at 10 a.m. CST on Thursday, February 24.  The media, analysts and investors are invited to participate by dialing 877-209-0397.  A replay of the call will be available from 1:30 p.m. CST that day through 11:59 p.m. CST on March 3, 2005 by dialing 800-475-6701, access code 765662.

		Quarter Ending Jan 31st

		2005	2004

Sales	Systems	6,352	10,018
	Services	6,931	6,755
	Other	632	156
	Total	13,915	16,929
Gross Profit Margin		24%	23%
Operating Expense		3,248	3,001
Income from Operations		17	955
Interest and Other Income (Expense)		112	-30
Net Income After Tax		78	562
Basic Earnings Per Share		$0.01	$0.06
Diluted Earnings Per Share		$0.01	$0.06
Wt. Avg. Common Shares Outstanding		10,027	10,003
Wt. Avg. Common Equivalent Shares		10,074	10,209

(The information is presented in thousands except percentages and per-share data.)

			Jan 31, 2005	Oct 31, 2004

Assets	Current	Cash	65	141
		Receivables (net)	7,531	9,529
		Inventories (net)	6,112	4,845
		Other	2,053	1,557
		Subtotal	15,761	16,072
	Non-Current	Receivables (net)	257	297
		PPE (net)	10,677	10,727
		Goodwill & Intangibles	26,397	26,414
		Other	41	46
		Subtotal	37,372	37,484
	Total Assets		53,133	53,556
Liabilities	Current	Notes Payable	1,210	1,210
		Revolving Line of Credit	1,563	3,850
		Accounts Payable	4,216	2,452
		Unearned Revenue	2,040	1,559
		Accrued Liabilities	2,122	2,536
		Subtotal	11,151	11,607
	Non-Current	Long Term Debt	2,518	2,820
		Other	3,074	2,825
		Subtotal	5,592	5,645
	Total Liabilities		16,743	17,252
Equity			36,390	36,304

(The information is presented in thousands.)

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About XETA Technologies

XETA Technologies is a leading provider of communications solutions with sales and service locations nationwide, serving national business clients in sales, consulting, engineering, project management, installation and service support.  Through internal growth and corporate acquisitions, XETA is a frontrunner in the emerging, highly technical world of converged communications solutions for voice, data and video applications.   XETA is one of the largest providers of Avaya voice and data systems and has recently added the Nortel Networks product line of voice and data solutions.   XETA is also the largest distributor for Hitachi’s PBX group—the leading provider of communication systems for the lodging industry—and has long been recognized as the leading provider of call accounting solutions to the hospitality industry.

XETA Technologies has recently been recognized by Business 2.0 magazine’s “Fastest-Growing Technology Companies” and has also been recognized by Fortune Small Business magazine’s Top 100 Fastest-Growing Companies, Fortune magazine’s “100 Fastest-Growing Companies,” Forbes magazine’s “Best 200 Small Companies in America” and BusinessWeek’s  “Top 100 Hot Growth Companies.”  For more information about XETA Technologies, visit www.xeta.com

This news release contains forward-looking statements, which are made subject to the provisions of the Private Securities Litigation Reform Act of 1995.  These statements include statements concerning XETA's, revenues and earnings expectations during  fiscal 2005.  These and other forward-looking statements (generally identified by such words as "expects," "plans," "believes," "anticipates" and similar words or expressions) reflect management's current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, economic conditions in the United States and the telecommunications market specifically, the Company’s ability to successfully exploit the Nortel Networks market, changes in various vendor incentive programs that support the Company's sales and marketing efforts, the long term success of the Company’s growth strategies, market acceptance of and demand for the Company’s product and service offerings, competition, inflation, and the availability and retention of sales professionals and trained technicians.  Additional factors which could affect actual results are described in the section entitled "Outlook and Risk Factors" contained in the Company's Form 10-K for its fiscal year ended October 31, 2004, and its quarterly report on Form 10-Q to be filed for the first quarter of fiscal 2005.